Exhibit 99.1

ESI Announces Third Quarter Results - Reports Fourth Consecutive Quarter of Orders over $70 Million

PORTLAND, Ore.--(BUSINESS WIRE)--Electro Scientific Industries, Inc. (NASDAQ:ESIO), a leading provider of world-class photonic and laser micro-engineering systems, today announced results for its fiscal 2008 third quarter, representing the three-month period ended December 29, 2007.

Third quarter sales were $77.3 million, representing a 6% decrease from the second quarter primarily due to the timing of revenue recognition of new products. Operating income for the quarter was $8.2 million, including the impact of $1.0 million of purchase accounting charges related to the purchase of New Wave Research (NWR), which closed during the second quarter of fiscal 2008. Third quarter net income was $6.7 million, or $0.24 per diluted share, including the impact of purchase accounting.

Third quarter orders were $74.6 million, up slightly compared with $74.4 million in the second quarter of 2008. Orders for the third quarter reflected an increase from the prior quarter in the semiconductor group, driven by strong demand for new products in this segment. Passive component orders were down slightly from the prior quarter, although third quarter results were at the second highest quarterly level since 2004. Interconnect and micro-machining orders were down in the third quarter due to the timing of orders for micro-machining applications.

“The third quarter continued our pattern of strong financial results for the company,” noted Nick Konidaris, ESI President and CEO. “ESI reported the highest level of order activity since the fourth quarter of 2004 and the fourth consecutive quarter of orders in excess of $70 million. Shipments and revenue continued strong for the company and included a healthy mix of new products, particularly in the semiconductor and passive component segments. For the third quarter, we recorded the second highest quarterly level of shipments for the company since 2001.”

Gross margin for the third quarter was 46%, including the impact of $0.5 million in purchase accounting charges to cost of goods sold, compared to 45% in the prior quarter, which included $1.1 million in purchase accounting charges. Excluding the impact of purchase accounting, gross margin for the third quarter was 47%, slightly higher than the equivalent adjusted margin of 46% in the second quarter. Third quarter margin improvement was largely due to a favorable shift in product mix for the quarter.

Operating expenses were $27.5 million in the third quarter, including the impact of $0.5 million in purchase accounting charges, compared to $29.3 million in the prior quarter, which included $3.2 million in purchase accounting charges. Excluding the impact of purchase accounting, expenses were up approximately $0.9 million compared to the prior quarter. The sequential increase was due to the inclusion of a full quarter of results from NWR and related integration expenses. Compared to the second quarter of fiscal 2007, third quarter expenses were up $6.3 million, excluding purchase accounting, largely due to the impact of the NWR acquisition and expenses to support higher overall business activity.

Income tax expense for the second quarter was $3.4 million, an effective tax rate of 34%.

Third quarter net income was $6.7 million or $0.24 per diluted share, compared to $5.5 million or $0.19 per diluted share in the second quarter of fiscal 2008. Excluding the impact of purchase accounting, net income was $7.7 million or $0.27 per diluted share, compared to net income of $9.8 million, or $0.34 per diluted share in the prior quarter.

Cash and investments were $182 million, up $3 million from the second quarter. Cash provided from operations was $6 million for the third quarter, and $14 million for the six months ended December 29, 2007.

Accounts receivable were $60 million at the end of the third quarter up $4 million compared to $56 million in the prior quarter. The increase in accounts receivable is primarily the result of shipment timing and the revenue deferral of items shipped during the quarter.

Inventories of $89 million decreased $3 million from the second quarter.

Deferred revenue was $24.8 million, up $5.4 million compared to the second quarter. The increase in deferred revenue resulted primarily from shipments of new products in the semiconductor and passive component segments.

On January 22, 2008, our Board of Directors voted to resume the previous share repurchase program and authorized the repurchase of up to $12.7 million of our outstanding common stock over a six-month period beginning January 29, 2008. The share purchases will be made in either open market or private transactions. The size and timing of these purchases will depend on price, market, business conditions, and other factors.

Konidaris added, “As a result of the slowdown in capital spending in the semiconductor industry for calendar 2008, we expect our shipments and revenue to be approximately $65 to $75 million in the fourth quarter. The gross margin percentage is expected to be approximately 44 percent, reflecting less favorable product mix compared to the third quarter. Excluding the impact of purchase accounting of $0.3 million, margins are estimated at approximately 45 percent. Operating expenses are expected to be approximately flat with the third quarter, including purchase accounting. The effective tax rate is anticipated to be approximately 36% for the fourth quarter. Earnings per share are expected to be approximately $0.08 to $0.15 per diluted share.

“We continue to see tangible results from our strategy of investing in new products and applications for the company. Our diversified portfolio of products has allowed us to better absorb short-term fluctuations between our product segments and provide more consistent results for the company in recent quarters. Although capital spending in our semiconductor industry is likely to be lower in calendar 2008, we remain confident that our investments in new technology and new products will allow us to remain competitive and profitable going forward.”

The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.

The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). The conference ID number is 27842655. A live audio Web cast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through February 7, 2008 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants). The audio replay will also be available on the ESI Web site.

Discussion of Non-GAAP Financial Measures

In this press release, we have presented net income amounts which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP net income excludes the impact of purchase accounting charges recorded in the quarter and six months ended December 29, 2007. We believe that this presentation of non-GAAP net income provides investors with valuable information regarding the impact of purchase accounting charges on our net income and net income per share, and particularly the impact of non-recurring purchase accounting charges. We have included a reconciliation of non-GAAP net income to net income reported in accordance with GAAP. Because our calculation of non-GAAP net income may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP net income to that of other companies.

About ESI

ESI is a pioneer and leading supplier of world-class production laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company’s industry-leading, application-specific products enhance electronic-device performance in three key sectors—semiconductors, components and electronic interconnect—by enabling precision fine-tuning of device micro-features in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.

Forward-Looking Statements

This press release includes forward-looking statements concerning the markets we serve, shipments and revenue, gross margins, operating expenses, the impact of the NWR acquisition, non-operating income, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry – which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the ability of the company to achieve anticipated cost reductions and savings; the company’s need to continue investing in research and development; the company’s ability to hire and retain key employees; the company’s ability to successfully integrate NWR; the risk of disruptions to the business of NWR resulting from the acquisition; the company’s ability to create and sustain intellectual property protection around its products; the company’s ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

Electro Scientific Industries, Inc.

FY 2008 Results
(In thousands, except per share data)
(Unaudited)

Operating Results:	Three Months Ended		Six Months Ended

	Dec. 29, 2007	Dec. 2, 2006	Dec. 29, 2007	Dec. 2, 2006

Net sales	$77,286	$59,301	$159,604	$119,669
Cost of sales	41,602	35,027	87,111	69,130
Gross profit	35,684	24,274	72,493	50,539
Operating expenses:
Selling, service and administration	15,978	12,023	31,358	24,074
Research, development and engineering	11,508	9,617	22,601	18,921
Insurance recoveries	-	(1,000)	-	(2,287)
Write-off of acquired in-process research & development	-	-	2,800	-
Total operating expenses	27,486	20,640	56,759	40,708
Operating income	8,198	3,634	15,734	9,831
Interest and other income, net	1,856	2,278	3,916	5,090
Income before income taxes	10,054	5,912	19,650	14,921
Provision for income taxes	3,392	2,123	7,458	4,930
Net income	$6,662	$3,789	$12,192	$9,991

Net income per share - basic	$0.24	$0.13	$0.44	$0.34

Net income per share - diluted	$0.24	$0.13	$0.43	$0.34

Reconciliation of GAAP Net Income to Non-GAAP Net Income:
(Presented to aid comparison of net income to periods prior to the acquisition of New Wave Research, Inc.)
GAAP net income	$6,662		$12,192
Amortization of acquisition-related FMV adjustments included in cost of sales	224		1,112
Amortization of acquisition-related intangibles included in cost of sales	291		513
Subtotal	515		1,625
Amortization of acquisition-related intangibles and adjustments to depreciation included in:
Selling, service and administration	542		919
Research, development and engineering	(24)		(24)
Write-off of acquired in-process research & development	-		2,800
Subtotal	518		3,695
Non-GAAP net income	$7,695		$17,512
Basic non-GAAP net income per share	$0.28		$0.63
Diluted non-GAAP net income per share	$0.27		$0.62

Electro Scientific Industries, Inc.

Analysis of FY 2008 Results
(Dollars and shares in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended

	Dec. 29, 2007	Dec. 2, 2006	Dec. 29, 2007	Dec. 2, 2006
Sales detail:

Semiconductor Group	$39,691	$29,440	$77,867	$61,324

Passive Components Group	18,767	15,892	42,558	34,553

Interconnect Micro-Machining Group	18,828	13,969	39,179	23,792

Total	$77,286	$59,301	$159,604	$119,669

Gross margin %	46%	41%	45%	42%

Selling, service and administration expense %	21%	20%	20%	20%

Research, development and engineering expense %	15%	16%	14%	16%

Operating income %	11%	6%	10%	8%

Effective tax rate %	34%	36%	38%	33%

Average shares outstanding - basic	27,817	29,128	27,989	29,102

Average shares outstanding - diluted	28,238	29,522	28,452	29,303

End of period employees	804	636	804	636
Electro Scientific Industries, Inc.

FY 2008 Results
(Amounts in thousands)
(Unaudited)

Financial Position As Of:	Dec. 29, 2007	Sep. 29, 2007	Jun. 2, 2007

Assets
Current assets:
Cash and cash equivalents	$152,997	$102,795	$100,462
Marketable securities	7,584	53,166	124,607
Total cash and securities	160,581	155,961	225,069

Trade receivables, net	59,986	56,489	55,722
Inventories	88,934	91,891	80,981
Shipped systems pending acceptance	10,368	6,714	1,817
Deferred income taxes, net	10,179	10,214	9,504
Prepaid and other current assets	8,722	9,399	5,776
Total current assets	338,770	330,668	378,869

Long-term marketable securities	21,727	23,246	3,622
Property, plant and equipment, net	45,792	46,782	43,859
Acquired New Wave Research intangible assets, net	11,001	11,744	-
Goodwill	11,541	12,866	1,442
Deferred income taxes, net	8,373	7,996	11,246
Other assets	35,938	33,307	26,630
Total assets	$473,142	$466,609	$465,668

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$12,215	$16,217	$13,826
Accrued liabilities	26,307	28,081	25,465
Deferred revenue	24,751	19,365	12,290
Total current liabilities	63,273	63,663	51,581

Income tax liabilities	7,598	7,843	5,757

Shareholders' equity:
Preferred and common stock	142,612	142,160	162,719
Retained earnings	259,156	252,494	245,546
Accumulated other comprehensive income	503	449	65
Total shareholders' equity	402,271	395,103	408,330
Total liabilities and shareholders' equity	$473,142	$466,609	$465,668

End of period shares outstanding	27,837	27,844	28,766

Total cash and investments	$182,308	$179,207	$228,691
Electro Scientific Industries, Inc.

FY 2008 Results
(Amounts in thousands)
(Unaudited)

Consolidated Statements of Cash Flows:	Six Months Ended

	Dec. 29, 2007	Dec. 2, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12,192	$9,991
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	4,944	4,108
Amortization of intangible assets	1,310	-
Write-off of in-process research & development	2,800	-
Stock-based compensation expense	2,182	1,488
Provision for doubtful accounts	-	104
Loss on disposal of property and equipment	34	-
Insurance recovery on damaged equipment	-	(1,287)
Deferred income taxes	(54)	2,947
Changes in operating accounts:
Increase in trade receivables, net	(2,673)	(5,350)
Increase in inventories	(52)	(11,740)
(Increase) decrease in shipped systems pending acceptance	(8,242)	749
(Increase) decrease in prepaid and other current assets	1,178	(2,843)
Increase (decrease) in accounts payable and other liabilities	(10,136)	2,470
Increase (decrease) in deferred revenue	10,604	(77)
Net cash provided by operating activities	14,087	560

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(3,284)	(5,718)
Purchase of securities	(277,309)	(281,840)
Proceeds from sale of securities and maturing securities	353,526	303,512
Cash paid for acquisition of New Wave Research, net of cash acquired	(36,159)	-
Minority equity investment	-	(11,000)
Insurance recovery	-	1,287
Decrease in other assets	1,022	1,099
Net cash provided by investing activities	37,796	7,340

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and stock plans	3,373	1,370
Share repurchases	(21,552)	-
Excess tax benefits realized from stock options exercised	710	40
Net cash provided by (used in) financing activities	(17,469)	1,410

NET CHANGE IN CASH AND CASH EQUIVALENTS	$34,414	$9,310

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	$118,583	$79,961

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$152,997	$89,271

CONTACT:
ESI
Chris Butterfield, 503-672-5760